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Exhibit 99.1

[AFFILIATED MANAGERS GROUP, INC. LOGO]

Contact:	Darrell W. Crate Affiliated Managers Group, Inc. (617) 747-3300

AMG Announces Agreements to Sell Mandatory Convertible Securities and to
Repurchase Shares; Additional Share Repurchases Authorized

Boston, MA, February 9, 2004—Affiliated Managers Group, Inc. (NYSE: AMG) announced that it has entered into agreements to sell $250 million of mandatory convertible securities ("PRIDES") and, simultaneously, to repurchase approximately 1.7 million shares of its Common Stock. AMG intends to repurchase up to an additional 1.0 million shares of its Common Stock under a newly-authorized share repurchase program. In aggregate, AMG intends to repurchase approximately the same number of shares as will be required to satisfy the forward purchase contracts of AMG's outstanding mandatory convertible securities ("outstanding PRIDES") in November 2004.

"The PRIDES have the effect of extending the maturity of our obligations with a new, six-year senior note and a forward equity purchase contract due in February 2008," stated Darrell W. Crate, Executive Vice President and Chief Financial Officer. "The impact of the PRIDES transaction and the share repurchases will be to offset the share issuance related to our outstanding PRIDES this November."

Each PRIDE consists of both a forward purchase contract for a specified number of shares of AMG Common Stock and a senior, unsecured note. The securities were priced at $1,000 per unit, with an effective coupon of 6.65 percent and a conversion premium of 53 percent above AMG's closing stock price of $83.19 on February 6, 2004. The PRIDES are being sold in a private placement. The purchaser has also borrowed and sold to AMG approximately 1.7 million shares of AMG Common Stock.

Neither the PRIDES nor the shares issuable upon settlement of the forward purchase contracts under the PRIDES have been registered under the Securities Act of 1933 or any state securities laws and, unless so registered, may not be offered or sold in the United States or any state absent registration or an applicable exemption from registration requirements.

AMG is an asset management company that acquires and holds majority equity investments in a diverse group of mid-sized investment management firms. Pro forma for its pending investment in Genesis Asset Managers, AMG's affiliated investment management firms managed approximately $100 billion in assets as of December 31, 2003.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the ability to complete pending acquisitions, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG's filings with the Securities and Exchange Commission. Reference is hereby made to the "Cautionary Statements" set forth in the Company's Form 10-K for the year ended December 31, 2002.

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For more information on the financial impact of these Agreements and on
Affiliated Managers Group, Inc., please visit AMG's Web site at www.amg.com.

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AMG Announces Agreements to Sell Mandatory Convertible Securities and to Repurchase Shares; Additional Share Repurchases Authorized